Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, R. Erik Holmlin, Chief Executive Officer of Bionano Genomics, Inc., a Delaware corporation (the “Company”), and Mike Ward, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), and to which this Certification is attached as Exhibit 32.1, fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 7, 2018

/s/ R. Erik Holmlin, Ph.D.	/s/ Mike Ward
R. Erik Holmlin, Ph.D.	Mike Ward
President and Chief Executive Officer	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer

This certification accompanies and is being “furnished” with this Periodic Report, shall not be deemed “filed” by the Company for purposes of Section 18 of the Exchange Act, or otherwise subject to liability under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Periodic Report, irrespective of any general incorporation language contained in such filing.